EXHIBIT 21.1

SUBSIDIARIES

Vie Esports Services BV, a Curacao corporation 100%

Esports Services (Antigua) Ltd., an Antigua and Barbuda corporation 100%

Esport Entertainment (Malta) Limited, a Malta corporation 100%

Esport Services (Malta) Limited, a Malta corporation 100%